Exhibit 10.3

UBS AG, STAMFORD BRANCH

677 Washington Boulevard

Stamford, Connecticut 06901

May 15, 2013

AGY Holding Corp.

2556 Wagener Road

Aiken, South Carolina 29801

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Loan and Security Agreement, dated as of June 15, 2012 (as amended by the First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of July 25, 2012, the “Credit Agreement”), among AGY Holding Corp., AGY Aiken LLC and AGY Huntingdon LLC (collectively, the “Borrowers”), the Lenders from time to time party thereto (the “Lenders”), and UBS AG, Stamford Branch, as Administrative Agent (in such capacity or otherwise, the “Administrative Agent”). Capitalized terms used in this letter agreement (this “Agreement”) and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

1. Borrowers have notified the Administrative Agent that an Event of Default will occur as a result of the failure of Borrowers to make the interest payment due on the Senior Second Lien Notes on May 15, 2013 (the “Interest Payment Default” and the Interest Payment Default, together with any Defaults or Events of Default arising under the Credit Agreement due to any cross-defaults arising under the DB Lease Agreement with respect to the Interest Payment Default, collectively, the “Specified Defaults”).

2. Borrowers acknowledge that based upon the Specified Defaults, the Administrative Agent and Lenders have certain rights under the Credit Agreement and the other Loan Documents.

3. The Administrative Agent and Required Lenders have elected to forbear from exercising the rights and powers that are available to them under the Credit Agreement and other Loan Documents based upon the Specified Defaults, subject to the terms and conditions set forth herein. Such forbearance shall expire automatically and without notice from any of the Administrative Agent or Lenders on the earlier of (a) July 15, 2013 and (b) the occurrence of any Termination Event (as defined below) (the period from the date of this Agreement until the expiration of the forbearance provided for herein is referred to as the “Forbearance Period”). The forbearance provided for herein does not constitute, and is not intended to constitute, a forbearance or agreement to forbear at any future time (including upon the expiration of the Forbearance Period). The forbearance provided for herein does not constitute, and is not intended to constitute, a waiver of the occurrence or the continuance of any Specified Default. Subject to the terms set forth herein, the Administrative Agent and Lenders are hereby expressly reserving all rights, powers and remedies provided for in the Credit Agreement, the other Loan

Documents, at law or in equity whether now or hereafter existing, including, without limitation, all such rights, powers and remedies available to them based upon any Specified Default. The Administrative Agent and Required Lenders hereby acknowledge and agree that during the Forbearance Period, the occurrence and continuance of the Specified Defaults alone does not give rise to a “Material Adverse Effect” under the Credit Agreement.

4. The effectiveness of this Agreement is conditioned upon the prior satisfaction or waiver of the following conditions precedent in a manner reasonably acceptable to the Administrative Agent:

(a) Execution and delivery of this Agreement by Borrowers, the Guarantors, the Administrative Agent and the Required Lenders;

(b) Entry into an amendment to the DB Lease Agreement, in the form attached hereto as Exhibit A (the “Metals Lease Forbearance”);

(c) Entry into a restructuring and support agreement among KAGY Holdings, AGY Holdings, Kohlberg Partners V, L.P., Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P. and certain holders of the Senior Second Lien Notes, in the form attached hereto as Exhibit B (the “Restructuring and Support Agreement”);

(d) Payment to the Administrative Agent, for the ratable benefit of the Lenders, of a forbearance fee in an amount equal to 0.25% of the aggregate amount of the Commitments under the Credit Agreement; and

(e) Absence of any Defaults or Events of Default other than Specified Defaults.

5. Notwithstanding the provisions of Section 6.2(a) of the Credit Agreement and the Specified Defaults, during the Forbearance Period, the Lenders and Issuing Bank will make Loans and other extensions of credit according to the terms of this Agreement and the other terms of the Credit Agreement; provided, that, no Loans and other extensions of credit shall be made if a Termination Event has then occurred or would occur as a result of the making of such Loan or other extension of credit.

6. The Borrowers and other Obligors shall afford such field examiners and appraisers as may be engaged by the Administrative Agent, including, without limitation, any appraisers engaged to conduct a new Inventory Appraisal and a new Equipment Appraisal, access to all such books, records and other information and access to the members of the management of the Borrowers and other Obligors as they may reasonably request in connection with their work as field examiners and appraisers and, in furtherance thereof, shall cooperate with such field examiners and appraisers as and to the extent reasonably requested by the Administrative Agent.

7. The occurrence of any of the following shall automatically constitute a “Termination Event” hereunder:

2

(a) The occurrence of any Default or Event of Default, other than a Specified Default;

(b) The occurrence of any breach or default by Borrowers or other Obligors of any of the provisions of this Agreement;

(c) The exercise of any rights and remedies or the taking of any enforcement action by the lessor under the DB Lease Agreement;

(d) The termination or expiration of the Metals Lease Forbearance or the DB Lease Agreement for any reason;

(e)(1) The acceleration of any obligations under the Senior Second Lien Notes or (2) the exercise of any rights and remedies with respect to Collateral or the taking of any enforcement action with respect to Collateral by the indenture trustee or any holders of the Senior Second Lien Notes; or

(f) The termination or expiration of the Restructuring and Support Agreement for any reason.

8. During the Forbearance Period, unless or until all Specified Defaults are permanently waived, advisory fees, management fees and transaction fees payable to the Sponsor under the Management Agreement, dated as of April 7, 2006 among KAGY Holdings, KAGY Acquisition Corp., Borrower and Sponsor may accrue but shall not be paid.

9. Beginning May 29, 2013, the Borrowers shall deliver to Administrative Agent, not later than Wednesday of each week, a forecast prepared by management of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent, of cash flow statements of the Borrowers and their Subsidiaries on a weekly basis for the period of 13 consecutive weeks commencing with the week of such delivery.

10. All covenants, agreements, representations and obligations of Borrowers and the other Obligors under this Agreement shall survive and remain binding upon Borrowers and the other Obligors, regardless of whether any Specified Default has occurred or has been cured or fails to occur.

11. Borrowers reaffirm their obligations under Section 3.4 of the Credit Agreement to reimburse the Administrative Agent for all Extraordinary Expenses and other expenses described therein and confirm that, pursuant to such obligations, they shall pay on demand all of the Administrative Agent’s Extraordinary Expenses and other reasonably incurred and documented out-of-pocket expenses, including expenses of legal counsel, collateral auditors and field examiners, collateral appraisers, and other consultants and advisors, as well as the expenses of Winston & Strawn LLP, counsel to the Administrative Agent.

12. Borrowers and the other Obligors hereby waive, release, remise and forever discharge the Administrative Agent, each Lender and each other Indemnitee from any and all actions, causes of action, suits or other claims of any kind or character, known or unknown, which any Obligor ever had, now has or might hereafter have against the Administrative Agent,

3

any Lender or any other Indemnitee which relate, directly or indirectly, to acts or omissions of the Administrative Agent, any Lender or any other Indemnitee on or prior to the date hereof whether arising out of, in connection with, or otherwise relating to, the Loan Documents, this Agreement or any matter in connection with any of the foregoing. Nothing contained herein shall constitute a waiver of any Defaults or Events of Default which may exist as of the date of this Agreement of which the Administrative Agent currently does not have notice or any rights or remedies that the Administrative Agent or Lenders might have in respect of such Events of Default which may so exist.

13. As supplemented by this Agreement, the Credit Agreement and each other Loan Document shall remain in full force and effect and each is hereby ratified and confirmed by Borrowers and the other Obligors. Without limiting the foregoing, the Liens granted pursuant to the Credit Agreement and the Security Documents shall continue in full force and effect and the guaranties of the Guarantors shall continue in full force and effect. This Agreement shall each be deemed a Loan Document and the definition of Loan Document in the Credit Agreement shall be deemed amended accordingly.

14. Nothing contained herein nor in any other communication or action between or among the Administrative Agent, Lenders, Borrowers or any other Obligor shall be deemed to constitute or be construed as (i) a waiver or release of any of the Administrative Agent’s or Lenders’ rights or remedies against Borrowers or any other Obligor or any other Person under the Loan Documents or pursuant to applicable law, (ii) a course of dealing obligating the Administrative Agent or Lenders to provide any Loans or other extensions of credit or other accommodations, financial or otherwise, to Borrowers or any other Obligor at any time or (iii) a commitment or any agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Credit Agreement or any other Loan Document, other than the specific modifications set forth in this Agreement. Nothing contained herein shall confer on Borrowers, any other Obligor or any other Person any right to notice or cure periods with respect to any Specified Default or any action the Administrative Agent and Lenders may take based upon any Specified Default following the end of the Forbearance Period or any Event of Default which may result from any Specified Default maturing into an Event of Default.

15. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OTHER THAN THOSE OF THE STATE OF NEW YORK.

16. This agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

[Signature Pages Follow]

4

Very truly yours,

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Lana Gifas
Name: Title:	Lana Gifas Director

By:	/s/ Joselin Fernandes
Name: Title:	Joselin Fernandes Associate Director

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Lana Gifas
Name: Title:	Lana Gifas Director

By:	/s/ Joselin Fernandes
Name: Title:	Joselin Fernandes Associate Director

Acknowledged and Agreed:

AGY HOLDING CORP.

By:	/s/ Jay W. Ferguson
Name: Title:	Jay W. Ferguson Interim Chief Financial Officer

AGY AIKEN LLC

By:	/s/ Jay W. Ferguson
Name: Title:	Jay W. Ferguson Interim Chief Financial Officer

AGY HUNTINGDON LLC

By:	/s/ Jay W. Ferguson
Name: Title:	Jay W. Ferguson Interim Chief Financial Officer

KAGY HOLDING COMPANY, INC.

By:	/s/ Jay W. Ferguson
Name: Title:	Jay W. Ferguson Interim Chief Financial Officer

Exhibit A

Form of Metals Lease Forbearance

Filed as exhibit 10.2 to this Current Report on Form 8-K.

Exhibit B

Form of Restructuring and Support Agreement

Filed as exhibit 10.1 to this Current Report on Form 8-K.